Exhibit 99.6

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

FIREFIGHTERS’ PENSION SYSTEM OF THE CITY OF KANSAS CITY, MISSOURI TRUST, on behalf of itself and all other similarly situated stockholders of PRESIDIO, INC.,

Plaintiff,
C.A. No. 2019-0839-JTL
v.	PUBLIC INSPECTION VERSION
FILED OCTOBER 24, 2019

PRESIDIO, INC., ROBERT

CAGNAZZI, STEVEN JAY

LERNER, PANKAJ PATEL, TODD

H. SIEGEL, HEATHER BERGER,

CHRISTOPHER L. EDSON, SALIM

HIRJI, MATTHEW H. NORD,

MICHAEL A. REISS, BCEC – PORT

HOLDINGS (DELAWARE), LP,

PORT MERGER SUB, INC. and BC

PARTNERS ADVISORS L.P.

Defendants.

VERIFIED CLASS ACTION COMPLAINT

Plaintiff Firefighters’ Pension System of the City of Kansas City, Missouri Trust (“Plaintiff”), on behalf of itself and all other similarly situated public stockholders of Presidio, Inc. (“Presidio” or the “Company”), brings the following Verified Class Action Complaint (the “Complaint”) for (i) breach of fiduciary duties by Presidio’s board of directors (the “Board”) and Chief Executive Officer (“CEO”) Robert Cagnazzi (“Cagnazzi”) and (ii) aiding and abetting thereof by the

Company’s proposed acquirer BC Partners Advisors L.P. (“BCP”) and its affiliates BCEC - Port Holdings (Delaware), LP (“BCEC”) and Port Merger Sub, Inc. (“Merger Sub” and collectively with BCP and BCEC, the “BCP Defendants”). The allegations of the Complaint are based on Plaintiff’s knowledge as to itself and on information and belief, including the investigation of counsel and review of publicly available information and books and records produced by the Company in response to a demand Plaintiff made under 8 Del. C. § 220 (the “220 Documents”), as to all other matters.

INTRODUCTION

1. This case arises from Presidio’s proposed acquisition by affiliates of BCP (the “Proposed Merger”) for $16.60 per share in cash.

2. The Proposed Merger is for an unfair price and is the product of an unfair process, including because Presidio’s Board                                                                       The Board’s failure to maximize value for Presidio stockholders was aided and abetted by BCP.

3. As alleged herein, after the Company’s Board negotiated for, and BCP agreed to, a two (2) phase go-shop process designed to instigate a bidding war (the “Go-Shop”), the Board,                                                                                                                                                                                                                                                 .1 Rather than carrying out the “robust” Go-Shop for which the Board congratulated itself for negotiating in the best interests of Presidio’s stockholders, the Board instead spurned                          and focused on ensuring that any sale transaction closed in December 2019. This timeline was dictated by the Company’s controlling stockholder, non-party Apollo Global Management, Inc. (“Apollo”), whose investment in Presidio was two years past Apollo’s average investment horizon and whose majority control of the Board would otherwise end at the next annual shareholder meeting (which historically took place in November). The Company’s Chief Executive Officer, Cagnazzi, acted disloyally by favoring a transaction with BCP                                              to secure lucrative post-merger employment and to rollover a significant portion of his Presidio investment in connection with the Proposed Merger, among other non-ratable benefits he will receive.

4. The Defendants also breached their fiduciary duty by seeking to have Presidio’s stockholders vote on the Proposed Merger based on materially misleading and incomplete information. Specifically, the definitive proxy statement the Company filed with the United States Securities and Exchange Commission (the “SEC”) on October 7, 2019 (the “Proxy”) failed to disclose or adequately describe a number of material facts relating to the Proposed Merger, including (i)                                                                                   (ii)                                                                                                                             (iii)                                                               (iv)                                                                                                                                                                                                                                               BCP and                                                   (v) Apollo’s interest in a near-term liquidation of its Presidio investment and impending loss of Board control; and (vi) full and fair disclosure of LionTree’s conflicts

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5. Accordingly, to prevent irreparable harm to the Company’s stockholders, Plaintiff brings this Complaint seeking to enjoin Defendants from holding a special meeting of the Company’s stockholders scheduled for November 6, 2019 (the “Special Meeting”), and from closing the Proposed Merger.

THE PARTIES

6. Plaintiff is a stockholder of Presidio and has owned Presidio common stock at all material times alleged in this Complaint.

7. Defendant Presidio is a leading provider of information technology solutions to the middle market in North America. Presidio offers strategy, consulting, design and implementation services, as well as project management, technology acquisition, managed services, maintenance and support. Presidio has three solutions areas—Digital Infrastructure, Cloud and Security—that encompass enterprise-class solutions, including advanced networking, Internet of Things, data analytics, data center modernization, hybrid and multi-cloud, cyber risk management and enterprise mobility. Presidio is incorporated in Delaware and headquartered in New York, New York. Presidio’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “PSDO.”

8. Defendant Heather Berger (“Berger”) has been a Company director since November 8, 2017. Berger is a partner at Apollo, which she joined in 2008.

9. Defendant Cagnazzi has served as Presidio’s CEO since February 2012, and as Chairman of the Board since 2017. Cagnazzi is also a member of the Board’s three-member Compensation Committee. Cagnazzi will receive lucrative executive employment at the post-merger entity. Pursuant to a rollover agreement Cagnazzi executed with BCEC on August 13, 2019 (the “Rollover Agreement”), Cagnazzi will roll over into the post-merger entity 363,656 shares of Presidio common stock in exchange for Class A-2 limited partnership units. Further, pursuant to a cash subscription agreement Cagnazzi executed with BCEC on August 13, 2019 (the “Cash Subscription Agreement”), Cagnazzi agreed to purchase a number of Class A-2 limited partnership units in the post-merger entity with an aggregate value equal to two-thirds of the aggregate cash consideration he will receive in the Proposed Merger in respect of his Company options. Cagnazzi was the only Presidio stockholder offered to participate in the Rollover Agreement or the Cash Subscription Agreement. As of September 27, 2019, Cagnazzi held 545,484 shares of Presidio common stock and 1,723,528 Company options. Cagnazzi also has two brothers that work at Presidio

10. Defendant Christopher L. Edson (“Edson”) has been a Company director since November 20, 2014. Edson is a partner at Apollo, which he joined in 2008.

11. Defendant Salim Hirji (“Hirji”) has been a Company director since February 10, 2017. Hirji is a principal at Apollo, which he joined in 2013.

12. Defendant Steven Jay Lerner (“Lerner”) has been a Company director since February 10, 2017.

13. Defendant Matthew H. Nord (“Nord”) has been a Company director since November 20, 2014. Nord is a senior partner at Apollo, which he joined in 2003.

14. Defendant Pankaj Patel (“Patel”) has been a Company director since May 19, 2016.

15. Defendant Michael A. Reiss (“Reiss”) has been a Company director since November 8, 2017. Reiss is a partner at Apollo, which he joined in 2008.

16. Defendant Todd H. Siegel (“Siegel”) has been a Company director since February 2, 2015.

17. Defendant BCP is a private equity firm headquartered in London with over €22 billion in assets under management. BCP specializes in buyouts and acquisitions financing in Europe and the United States. BCP markets itself as “align[ing] ourselves with strong, incentivized management teams and companies where there are attractive exit alternatives.”

18. Defendant BCEC is a Delaware limited partnership that BCP formed for the purpose of entering into the Agreement and Plan of Merger on August 14, 2019 (the “Merger Agreement”) and consummating the Proposed Merger.

19. Defendant Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of BCEC that will function as the merger subsidiary in the Proposed Merger. Merger Sub was formed for the sole purpose of entering into the Merger Agreement and consummating the Merger. Upon completion of the Merger, Merger Sub will merge with and into Presidio and Merger Sub will cease to exist.

20. The defendants listed in paragraphs 8 through 16 are collectively referred to as the “Board” or “Individual Defendants.” Presidio, the Individual Defendants, Apollo, and the BCP Defendants are collectively referred to as the “Defendants.”

RELEVANT NON-PARTIES

21. Non-Party Apollo is a publicly owned investment manager. Its private equity business has approximately $77 billion in assets under management as of March 31, 2019. Apollo is incorporated in Delaware and headquartered in New York, New York. Its common stock trades on the NYSE under the ticker symbol “APO.” As of September 27, 2019, Apollo beneficially owned approximately 42% of Presidio’s outstanding shares and controlled five of Presidio’s nine Board seats.

22.

23.

SUBSTANTIVE ALLEGATIONS

Apollo Acquires Presidio and Takes It Public

24. Apollo acquired Presidio on February 2, 2015 for approximately $1.3 billion (the “Presidio Acquisition”) from private equity firm American Securities LLC (“American Securities”). According to Presidio’s public filings, members of Presidio management invested in Presidio alongside Apollo. This included Cagnazzi, who had been Presidio’s CEO since 2012 when Presidio acquired BlueWater Communications Group LLC (“BlueWater”), which Cagnazzi founded in 2006 and operated as its CEO. Caganazzi’s brother Chris Cagnazzi, currently President of the Presidio Tri State region, was the Chief Financial Officer of BlueWater. Chris Cagnazzi also remained at Presidio when American Securities and then Apollo acquired the Company.

25. Apollo invested in Presidio through AP VIII Aegis Holdings, L.P. (“Aegis”), which is a vehicle of Apollo Investment Fund VIII, L.P. (“Fund VIII”). Fund VIII is one of Apollo’s traditional private equity funds that, according to Apollo’s public filings and statements, has an average 2.5 year investment horizon.

26. Two years after the Presidio Acquisition closed, Apollo took Presidio public. On March 10, 2017, Apollo caused Presidio to complete its initial public offering (“IPO”) of 16,666,666 shares of Presidio Class A common stock for $14 per share. Apollo did not sell its Presidio shares in the IPO. Instead, Apollo caused Presidio to use $124.2 million of the $218.7 million in IPO proceeds to repurchase all of Presidio’s outstanding 10.25% Senior Subordinated Notes due 2023 (the “Subordinated Notes”) that Apollo held. Cagnazzi also did not sell any shares during the IPO.

27. Immediately after the IPO, Apollo held 75.6% of Presidio’s voting power and had five (5) director designees out of the nine (9) members of Presidio’s Board. Cagnazzi held 1.5% of Presidio’s voting power and continued as Presidio’s CEO. Cagnazzi became Chairman of the Board in 2017.

28. Between November 20, 2017 and March 15, 2019, Apollo sold over twenty-one million Presidio shares in four (4) secondary offerings. Each sale of Apollo’s stock was announced on the heels of positive earnings and an increase in Presidio’s stock price. Each time Presidio announced a sale of Apollo’s stock, however, the stock price dropped. This pattern continued through March 15, 2019, when Apollo last sold Presidio shares, as reflected in the following chart:

Date	Event	Closing Price Day of	Closing Price Day After
11/6/17	1Q18 (beat)	$14.49	$15.76
11/14/17	Announce Apollo Sale	$16.21	$14.10
9/6/18	4Q18 (beat)	$15.51	$16.57
9/17/18[2]	Announce Apollo Sale	$16.39	$15.33
2/6/19	2Q19 (beat)	$15.01	$15.85
2/7/19	Announce Apollo Sale	$15.85	$15.25
3/12/19	Announce Apollo Sale	$15.50	$15.21

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Bloomberg noted that on September 18, 2018, Presidio’s stock was trading at a 13% discount to analysts’ consensus price target. See Drew Singer, Apollo Taps Morgan Stanley for Latest Presidio Sale: ECM Watch, BLOOMBERG NEWS ENTERPRISE (Mar. 12, 2019, 6:06 p.m.).

29. Presidio has acknowledged the downward price pressure Apollo’s sales have caused, stating in the Company’s May 8, 2019 Form 10-Q that Apollo’s “sale of a substantial number of shares of stock . . . could cause our stock price to decline.” Analysts have also remarked on Apollo’s overhang on Presidio’s stock price. For example, after Presidio announced on February 7, 2019 that Apollo would be selling four (4) million shares in its third secondary offering, Bloomberg wrote: “Presidio Inc. bulls are holding out hope that an after-hours stake sale of Apollo Global Management, LLC will prove less damaging than the last one.”3 Similarly, on May 6, 2019, J.P. Morgan Securities, LLC (“J.P. Morgan”) analyst Paul Coster (“Coster”) wrote:

•When will it end? Insider selling by Apollo Management seems to kick in when PSDO stock moves above $15.00, and given that the PE firm still owes ~42% of shares outstanding, there remains the risk that the stock’s upside is limited near-term.4

30.

[3]	Drew Singer, Apollo Slashes Stake in Presidio for Third Time: ECM Watch, BLOOMBERG NEWS ENTERPRISE (Feb. 7, 2019, 5:44 p.m.).
[4]	Paul Coster, F3Q19 Preview: Improving Execution Should Buoy the Stock But Insider Selling Is a Risk, J.P. MORGAN NORTH AMERICA EQUITY RESEARCH (May 6, 2019) (emphasis in original).

Apollo Orchestrates an Exit Before Losing Control of the Board

31. Because Fund VIII is a private equity fund with an average 2.5 year investment horizon that has been invested in Presidio for 4.5 years, Apollo is beyond ready to exit its Presidio stake. Indeed, Apollo has long been planning to exit its Presidio investment in late 2019. For example, on Apollo’s fourth quarter 2017 earnings call, Apollo stated that its Presidio investment was maturing, and that Apollo was “starting to set ourselves up for valuation.” On Apollo’s second quarter 2019 earnings call, Apollo stated that it expected “that 2019 exit activity in Fund VIII will be concentrated in Q4.”

32. Apollo’s shedding of Presidio shares and corresponding reduction in Company voting power has coincided with its intended exit. After Apollo sold Presidio shares on February 12, 2019, Apollo held less than 50% of Presidio’s outstanding stock for the first time since the Presidio Acquisition in 2015. As a result, under a stockholders agreement Apollo entered into with Presidio on March 10, 2017 (the “Stockholders Agreement”), after Presidio’s 2019 annual stockholders meeting Apollo will only have the right to designate four (4) directors on the nine-member Board.5 Presidio’s next annual meeting would likely be held in November 2019, as its 2018 annual stockholders meeting was in November 2018. Thus, Apollo planned the Proposed Merger before it lost control of the Board, and in line with its intention to exit Presidio in late 2019.

[5]

Section 3(a) of the Stockholders Agreement gives Apollo the right to designate five Presidio directors if Apollo owns 50% or more of Presidio’s stock. If Apollo’s voting power dips below 50%, it has the right to designate four directors or less, in proportion to its voting power.

Apollo’s Relationships with LionTree & BCP

33. In May 2019, in order to facilitate its intended exit of Presidio in the fourth quarter of 2019, Apollo began socializing Presidio’s sale. Apollo did so with the assistance of its financial advisor LionTree. At the time, LionTree was already advising Apollo on its (1) $2.7 billion acquisition of Shutterfly, Inc. (“Shutterfly”) in a sale process that ran from February 2019 to June 10, 2019, and (2) $2 billion acquisition of a majority interest in Cox Media Group’s radio stations in a transaction that was announced on June 26, 2019. LionTree expected to earn fees in both transactions.

34. In addition, LionTree had already earned significant fees from Apollo. In the two years preceding August 1, 2019 (the date LionTree disclosed its conflicts to the Board), LionTree received almost $16 million in investment banking fees and commissions from Apollo. LionTree has also co-invested with Apollo, including in Apollo’s $2 billion acquisition of West Corporation in which LionTree was Apollo’s financial advisor.

35. Apollo socialized a potential change-of-control transaction first with BCP with an eye toward facilitating Presidio’s expeditious sale. Apollo has close ties to BCP and BCP is intimately familiar with Presidio, which would cut time off of diligence and the back-and-forth of price negotiations. Specifically, two executives in BCP’s New York City office, Edward “Ted” Goldthorpe (“Goldthorpe”) and Patrick Schafer (“Schafer”), are former Apollo executives who left Apollo in 2017 and 2018, respectively. Goldthorpe was the head of Apollo’s Opportunistic Credit division in 2015 in which Schafer also worked. Goldthorpe and Schafer thus appear to have worked on Apollo’s February 2, 2015 Presidio Acquisition, which Apollo identifies in its public filings as an “Opportunistic Buyout.” In addition, a BCP operating advisor, Rudolph Reinfrank, who according to BCP’s website provides “access to extensive local networks of senior executives,” is a current Apollo executive.

36. Because of BCP’s close ties to Apollo and intimate knowledge of Presidio, BCP would also have intimate knowledge of Apollo’s exit strategy—i.e., Apollo’s timing and the minimum price at which Apollo would sell the entirety of its Presidio shares.

Apollo Socializes Presidio’s Sale with the Help of Cagnazzi

37. The Proxy states that in May 2019, Apollo met with BCP and a private equity sponsor                      that was in the process of acquiring a portfolio company that was a Presidio competitor                      The Proxy states that at its meetings with BCP and              Apollo “discussed views on the Company’s industry including recent consolidation activity that had taken place.” Proxy at 26. The Proxy’s subsequent disclosures clarify that Apollo met with BCP                  to discuss a transaction that would monetize Apollo’s Presidio investment. There is no indication in the Proxy                                   that Apollo told the Board that it would be socializing Presidio’s sale with BCP

38. The Proxy states that on June 5, 2019, Cagnazzi (Presidio’s CEO and Chairman) met with                      LionTree “to generally discuss the broader industry landscape.” Proxy at 26. This disclosure is partial and misleading at best,

39. Cagnazzi would have also known about Apollo’s discussions with BCP, which is a transaction that Cagnazzi would favor. Cagnazzi knew that private equity sponsor BCP would need a management team to run the post-merger entity.                                                                                                                                                                                                                                                                                                                                                                              .6

[6]	Chris Cagnazzi is President of Presidio’s Tri State region. Victor Cagnazzi, Jr. works in Cloud/IoT of Presidio’s Tri State region.

40.

41.

42. On July 3, 2019, BCP called LionTree to discuss its potential acquisition of the Company.

43.

44. On July 8, 2019,                                                                                    According to the Proxy                                      , this was the first time the Board learned about the discussions of Presidio’s potential take-private that had been brewing for over a month.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             .7 The Proxy states that LionTree also told the Board about BCP’s call expressing interest in acquiring Presidio.

[7]

Notably, the Proxy makes a slightly different disclosure,                                                                                                                                                                          stating rather that “Party A informed LionTree that they were focused on closing their pending acquisition of the portfolio company that is a participant in the Company’s industry, and were not focused on a strategic transaction in the near term.” Proxy at 27.

45. The Proxy                      indicate that at the July 8, 2019 Board meeting, after determining it was in Presidio’s and stockholders’ best interests to engage with BCP, the Board directed LionTree and Presidio’s legal counsel Wachtell Lipton Rosen & Katz (“WLRK”) to engage with BCP.

46. On July 12, 2019, the Board met telephonically. At the meeting, the Board reviewed the draft management presentation that Company management intended to use at its meeting with BCP. Also on July 12, BCP and Presidio entered into a non-disclosure agreement (the “NDA”).

47. On July 15, 2019, Company management met with BCP and gave its management presentation to BCP. As the week went on, BCP conducted follow-up discussions with Company management.

After Half-Hearted Negotiations with BCP Over Price,

the Board Approves the Merger Agreement

48. On July 20, 2019, BCP and LionTree met to discuss a potential acquisition. The next day, BCP sent LionTree a formal indication of interest with a per share indicative price of $15.60 payable in cash.

49. Upon information and belief, when BCP sent its July 20, 2019 bid letter, BCP knew that Apollo would support BCP’s acquisition of the Company for $16 per share, which BCP would subsequently deliver to the Board as its “best and final” offer. Given BCP’s relationship with Apollo, it is inherently likely that Apollo and BCP would have discussed price before BCP approached the Board.

Further, BCP would have wanted to take Apollo’s temperature on price so that BCP did not waste its time engaging in a sales process that Apollo would ultimately veto.

50.

(Emphasis added).

51.                                                                                                                                                                                                                                                        BCP’s proposal that management rollover Company shares was also directly aligned with Cagnazzi’s investment strategy. Cagnazzi had been personally invested in Presidio since at least 2015, did not sell any of his 1,311,412 Presidio shares in the Company’s IPO, and has accumulated and not sold Company shares since the IPO. Cagnazzi was clearly interested in continuing to invest in Presidio, as opposed to getting cashed out with Presidio’s other stockholders.

52. On July 22, 2019, the Board met telephonically to discuss BCP’s bid.

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53. At the July 22, 2019 meeting, the Board also directed LionTree to tell BCP that the Board was unprepared to support a transaction at $15.60. The Board also, however, instructed LionTree to authorize BCP to begin discussions with potential debt financing sources, and to give such financing sources access to the data room. The Board thereby signaled that although it would not agree to a $15.60 deal, BCP did not have to increase its bid all that much higher (which BCP likely already knew from its conversations with Apollo). The Board would not have given BCP and its financing sources access to the data room if BCP’s price range was out of the ballpark.

54. On July 23, 2019, the Board had a telephonic meeting to discuss the message that LionTree had delivered to BCP concerning price and a go-shop.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           The Board’s low-ball counteroffer is perplexing considering the Company had just blown-out its fourth quarter results,                                                                                                                                                                                                                                                                                                                                                                                                                                              Accordingly, the Board’s counter, likely motivated by Apollo, appears to have just been in an effort to get to “yes,” rather than maximize stockholder value. The Board’s one (1) and only counter-offer was promptly delivered to BCP.

55. On July 24, 2019, BCP sent LionTree a letter increasing its acquisition proposal to $16 per share, and agreeing to a go-shop. BCP’s letter stated that $16 was its “best and final” offer, which BCP verbally reiterated to LionTree. The Board met that day.                                                                                                                                                                                                                                               The Board authorized Presidio’s counsel WLRK to prepare a draft merger agreement to send to BCP.

56. On July 31, 2019, WLRK sent a preliminary draft of the merger agreement and ancillary documents to BCP’s legal counsel Kirkland & Ellis (“Kirkland”). On August 8, 2019, Kirkland sent a preliminary draft of the voting agreement to Apollo’s legal counsel Sidley Austin LLP (“Sidley Austin”). The parties’ counsel negotiated various drafts of the transaction agreements over the ensuing weeks.

57. On August 5, 2019, the Board met telephonically. At Cagnazzi’s request, LionTree informed the Board that BCP had requested a meeting with Cagnazzi to discuss terms of his post-closing compensation. The Board authorized Cagnazzi to have such discussions, subject to pre-approval of any agreements or arrangements by the Compensation Committee9 and the Board, which was controlled by Apollo and wanted to get a deal done quickly with BCP.

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Cagnazzi is a member of the Board’s three-member Compensation Committee. According to Presidio’s annual 2018 proxy statement, as of October 2, 2018, the two other members of the Compensation Committee were defendants Nord and Edson (Apollo partners). Sometime after October 2, 2018, the members of the Compensation Committee changed. According to Presidio’s annual 2018 report filed with the SEC on Form 10-K on August 29, 2019, the Compensation Committee now includes Cagnazzi and defendants Siegel and Lerner.

58. The Proxy states that also at the August 5, 2019 meeting, the Board “discussed certain disclosures provided to the Presidio Board by LionTree and approved finalizing engagement terms with LionTree on the basis of the disclosures that had been provided.” Proxy at 29.

59.                                                                                                                                                                                                                                                                                                                       (1) LionTree received almost $16 million in investment banking fees and commissions from Apollo; (2) LionTree was simultaneously advising Apollo on the Shutterfly and Cox Media Group deals; (3) LionTree has co-invested with Apollo, including on the multi-billion dollar West Corporation acquisition; and (4) LionTree received approximately €3.75 million in advisory fees from BCP.                                                                                                                                                              LionTree had been acting as the chief negotiator of the Proposed Merger price and liaison between Presidio and BCP, and the Board had been relying on LionTree’s advice.

60.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          although LionTree had also performed advisory work for Presidio in the prior two (2) years, the fees it received from Presidio—a mere $68,000—paled in comparison to its fees from Apollo and BCP.

61. On August 9, 2019, the Board met telephonically. At Cagnazzi’s request, LionTree advised the Board on BCP’s efforts to obtain financing. LionTree also informed the Board that following Cagnazzi’s meeting with BCP, BCP “had formally requested to share a roll-over agreement and a term sheet with respect to a management equity plan.” The Board unanimously approved permitting BCP to submit the foregoing documents, subject to the Compensation Committee’s and Board’s pre-approval of any final arrangements or agreements. The Board also discussed these matters with Cagnazzi.

62. On August 12, 2019, the Board met telephonically.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   Cagnazzi then updated the Board on the status of his discussions with BCP regarding (1) a proposed agreement for a stock rollover, (2) a proposed agreement for a cash investment in the post-closing entity, (3) the broad terms of a proposed management equity pool that BCP would offer to senior management, and (4) a proposed long-term cash incentive program.

63.

64.

65. On August 13, 2019, the Board met telephonically. LionTree delivered its final “fairness” opinion, subsequently confirmed in writing, that the $16 Proposed Merger price was “fair.”                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 The Board subsequently approved the Merger Agreement. Then, LionTree left the meeting and the Board met in executive session to finalize LionTree’s engagement letter.                                                                                                                                                                                                                                                                                                                       After the meeting adjourned, the Company finalized its engagement letter with LionTree; LionTree’s fee was set at 1.575% of transaction value.

66. Early in the morning of August 14, 2019, the parties executed the final agreements. The Proxy does not disclose when specifically Apollo and BCP executed the “Voting Agreement,” or when Sidley Austin and Kirkland finalized the Voting Agreement. Presidio and BCP announced the Proposed Merger before the market opened that day.

The Go-Shop Period Begins

67. Upon the execution of the Merger Agreement, the two-phase Go-Shop that Presidio bargained for under Section 6.4(a) of the Merger Agreement (the “Go-Shop Provision”) commenced. As explained below, the terms of the Go-Shop allowed Presidio to                                                                                                                                                         , until the Board, in breach of their fiduciary duties, and BCP short-circuited the contractual provisions of the Go-Shop.

68. Section 6.4(a) of the Merger Agreement provides that the first phase of the Go-Shop would extend through 11:59 p.m. New York City time on September 23, 2019 (the “No-Shop Period Start Date”). Section 6.4(b) of the Merger Agreement provides for a second phase of the Go-Shop insofar as it states that with respect to an Excluded Party, the “No solicitation or Negotiation” provisions of Section 6.4(b) (the “No-Shop”) will not go into effect until the “Cut-Off Time,” which is 11:59 p.m. New York City time on the tenth day after the No-Shop Period Start Date (i.e. 11:59 p.m. New York City time on October 3, 2019).

69. Under Section 1.1 of the Merger Agreement, an “Excluded Party” is an offeror who submits a “Company Takeover Proposal” (as defined in Section 1.1) before the No-Shop Period Start Date, provided that the Board determines the Company Takeover Proposal constitutes, or would be reasonably expected to lead to, a “Company Superior Proposal” (as defined in Section 1.1). Thus, Presidio and BCP agreed to a Go-Shop that had two (2) phases: the first phase, during which any person could bargain with Presidio, ended on September 23, 2019; and the second phase, during which only Excluded Parties were allowed to continue negotiating with Presidio, ended on October 3, 2019.

70. Presidio and BCP also agreed to a Company Termination Fee that tracked the Go-Shop’s two (2) phases. Pursuant to Section 8.3(b) of the Merger Agreement, “the Company shall pay the Company Termination Fee” to BCP if the Company terminates the Merger Agreement in favor of a Company Superior Proposal. Section 1.1 defines the Company Termination Fee:

“Company Termination Fee” shall mean (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) prior to the No-Shop Period Start Date or, with respect to a Company Superior Proposal made by an Excluded Party, prior to the Cut-Off Time, an amount equal to $18,000,000 and (b) if payable in any other circumstance, an amount equal to $40,000,000.

71. The termination fee provisions of the Merger Agreement tracked the phases of the Go-Shop by providing that where Presidio terminated the Merger Agreement in connection with a Company Superior Proposal that had been made by an Excluded Party prior to the Cut-Off Time, the Company Termination Fee would be $18 million (approximately $0.21 per share). The Company Termination Fee would increase to $40 million (approximately $0.49 per share) if Presidio terminated the Merger Agreement in connection with a Company Superior Proposal made after the No-Shop Period Start Date or, with respect to an Excluded Party, after the Cut-Off Time.

72. Thus, if the Board determined                              were Excluded Parties under the Merger Agreement,                      could negotiate with Presidio until October 3, 2019 without being subjected to the $22 million increase in the Company Termination Fee from $18 million to $40 million.

73. The Go-Shop and two-tiered Company Termination Fee were the subjects of extensive negotiations. Indeed, in making a counter-offer, the Board purportedly insisted on a “robust Go-Shop.” For its part, BCP agreed to a “include a go-shop provision in the transaction.” Proxy at 28. The parties then negotiated the specific terms of the Go-Shop. Id. at 28-29.

74.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            The Proxy does not reveal how and when the Excluded Party termination fee came to be $18 million.

75. The Merger Agreement required a Go-Shop in which prospective alternative bidders whose proposals were or were reasonably likely to lead to a Company Superior Proposal would have to absorb an $18 million Company Termination Fee, which would cost them an additional $0.21 per share beyond what was necessary to top BCP’s $16 offer. Increasing that termination fee would deter higher bids and undermine the validity of the Go-Shop process.

             Makes an Alternative Proposal

76. In connection with the Go-Shop, LionTree contacted

77.

78.

79.

The Presidio Directors Breached Their Fiduciary Duties by Changing the

Rules Mid-Auction and BCP Aided and Abetted That Breach

80. The Presidio Board met on September 23, 2019 to discuss                                   and immediately showed favoritism for BCP                      The Board—chaired by a CEO who had just negotiated lucrative post-merger compensation for himself                                   and populated with designees of Apollo that was set on exiting its investment by the end of 2019—complained                  “had not yet secured committed debt financing” (Proxy at 31), though neither the Merger Agreement nor the instructions given to bidders required that a Company Takeover Proposal include such a commitment. The Board grumbled                                   required the Company to pay the $18 million Company Termination Fee (Id.), but in Section 8.3(b) of the Merger Agreement the Company already had agreed that it would pay that fee if it opted for a transaction with an Excluded Party. The Board criticized                                                    “contemplated a CFIUS filing and related closing condition,” (Id.) though the Merger Agreement (Sections 1.1, 4.3 and 7.1 (d)) required the same filing, approval and closing condition,                                                                                                                                                                                                             Thus, the Presidio Board sought to create an unlevel playing field where it imposed requirements                                   well beyond those embodied in the Merger Agreement.

81.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    “the                                   Proposal would be reasonably expected to lead to a Company Superior Proposal such that                and its portfolio company both qualified as Excluded Parties.” Id. Furthermore, Presidio recognized that              could offer an improved purchase price based on potential synergies between Presidio and           . Id. By contrast, there were no potential synergies with BCP.

82.

BCP Gets Wind of              Bid and Scuttles the Auction

83. Also on September 24, 2019, Presidio sent BCP notice that Presidio                                                                                                                                                                                                                              Excluded Parties (the “September 24 Notice” or “Notice”).                                                                                                                                                                                                                                                                                                                                    The Proxy does not describe                                                                                                                                         any other

contact between Presidio and BCP on September 23 or 24, 2019.

84.

85.                                                                                                                                                                                                                                                                                                                                    However, a comparison of the notice provisions of Sections 6.4(a) and 6.4(d) of the Merger Agreement indicate that BCP agreed it would not have notice rights to the material terms of an alternative proposal made by an Excluded Party before the Cut-Off Date.

86. Section 6.4(a) of the Merger Agreement (the Go-Shop Provision) required Presidio to deliver to BCP:

a written notice setting forth the identity of each Excluded Party and each other Person that, to the Knowledge of the Company, has (or is expected to have) a more than ten percent (10%) equity interest in such Excluded Party.

(Emphasis added).

87. In contrast, Section 6.4(d) of the Merger Agreement provides:

At any time after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off time) . . . the Company shall (i) . . . notify Parent in writing in the event that the Company . . . receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that is or would be reasonably likely to lead to a Company Takeover Proposal or in each case, any amendment or modification to the material terms of any Company Takeover Proposal (after the Cut-Off time, with respect to an Excluded Party, or after the No-Shop Period Start Date, with respect to any other Person), including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof (along with unredacted copies of all proposed transaction documents received by the Company or any of its Representatives after the Cut-Off Time, with respect to an Excluded Party, or after the No-Shop Period Start Date, with respect to any other person)….

(Emphasis added).

88. Thus, BCP agreed that it only had notice rights to the “material terms” of an alternative proposal made (1) by an Excluded Party after the Cut-Off Time or (2) a non-Excluded Party made after the No-Shop Period Date.

89.

90.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      The Go-Shop rules called for an $18 million termination fee to apply to an Excluded Party during which time the Company and the Excluded Party would be allowed to continue to negotiate until the Cut-Off Period without disclosing to BCP material terms.

[10]

BCP has notice rights of the material terms of an Excluded Party’s alternative proposal made before the Cut-Off Time only if and when Presidio determines (i) that the alternative proposal is a Company Superior Proposal and (ii) to change its recommendation that stockholders vote to approve the Proposed Merger or terminate the Merger Agreement in connection with such Company Superior Proposal. See Merger Agreement, Section 6.4(e). This facilitates BCP’s matching rights while preventing BCP, under Sections 6.4(a) and 6.4(d) of the Merger Agreement, from interfering with Presidio’s attempts to secure, and/or improve the terms of, a Company Superior Proposal.

91.

92.

93.

94.

95.

96.

(Emphasis in original).

97.

98.                                                                                                                                                                                                                                                                                                                                                                                                        On September 25, 2019, the Board met and, according to the Proxy,                                                    “had put forward an indicative price that was higher” than BCP’s $16.60 price. But the Board dismissed the higher $17 price as “not definitive or legally binding,”

99. The Board and BCP then amended the Merger Agreement to provide that the Company Termination Fee for a transaction with an Excluded Party would be increased by $22 million from $18 million to $40 million, a 122% increase. As the Proxy (at 32) admits, the Board recognized the $22 million increase in the Company Termination Fee would increase the cost of acquiring Presidio by $0.26 per share. Thus, the Board,                                                                                                                                                                                                                                                                                                                                                     increased the cost                                                                     by $0.26 per share.

100. The preliminary proxy (at 31-32), which the Company filed with the SEC on September 10, 2019 (the “Preliminary Proxy”),                                                                                                                                                                         cited the Go-Shop and the $18 million Company Termination Fee for an Excluded Party as positive factors in the Board’s recommendation of the Proposed Merger.

In addition, LionTree qualified its fairness opinion, stating, In rendering this opinion, we have assumed with your consent that except as would not be in any way meaningful to our analysis . . . (iv) the [Proposed Merger] will be consummated in accordance with the terms of the Agreement and other Transaction Agreements, without any waiver or amendment of any term or condition thereof (or any change in the form or amount of Consideration).

(Emphasis added).

101. On September 26, 2019, Presidio issued a press release announcing that “in response to an alternative acquisition proposal received during the Go-Shop Period, the Company and BC Partners agreed to an amendment to the Merger Agreement to increase the per-share consideration payable to Presidio’s stockholders to $16.60 per share.” The press release stated that the Go-Shop Period ended on September 23, 2019. The press release failed to mention

102. Then, the Proxy (at 33-34), which Presidio filed with the SEC on October 7, 2019 after changing the rules of the Go-Shop, dropped the reference the Preliminary Proxy had made to the $18 million Company Termination Fee as a positive factor in the Board’s decision to approve the Merger Agreement and recommendation that Presidio’s stockholders do the same.

Cagnazzi Favored BCP in Order to Secure Lucrative Executive

Employment Following the Proposed Merger

103. Cagnazzi had unique and powerful personal and financial incentives to stick with the Merger Agreement, rather than                                                    and lucrative side agreements he already knew would benefit him personally. These agreements gave Cagnazzi reason not only to prefer a transaction with BCP, but to favor a transaction at as low a price as possible, as after closing he would own a substantial amount of securities in BCEC.

104. On August 13, 2019, Cagnazzi entered into a Rollover Agreement with BCEC pursuant to which he will contribute, immediately prior to the Effective Time of the Proposed Merger, a total of 363,656 shares of Presidio common stock to BCEC in exchange for Class A-2 limited partnership units in BCEC. On the same day, Cagnazzi also entered into a Cash Investment Subscription Agreement with BCEC pursuant to which he will purchase Class A-2 limited partnership units in BCEC having an aggregate value equal to two-thirds of the aggregate cash consideration he would receive in the Proposed Merger because of his 1,723,528 Presidio options, net of income taxes. As a result of these agreements, Cagnazzi would own a substantial amount of equity in the post-closing entity, rather than simply being cashed out. This changed the nature of his investment in Presidio in connection with the Proposed Merger such that he had an interest in BCP not paying “too much” for Presidio stock.

105.

106. In addition, the Merger Agreement with BCP secured the continued employment of not only Cagnazzi, but, upon information and belief,                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 Rather than pursue the highest price for Presidio’s stockholders                                                   ,

The Board’s Pretextual Reasons for

                          Are Unsupported by the Facts

107. Throughout the process, the Board demonstrated a bias                                                                                                                                                                                                                                                                                                                                                                                                                                                               The Proxy suggests that the Board was told                              previously said, in a meeting with Cagnazzi and LionTree on June 5, 2019                                                                                                                                                    that it was closing a pending transaction and therefore not focused on a strategic transaction in the near term.

108. The Proxy provides various reasons for why the Board rebuffed                                              . The Board’s reasons are contradicted by                                           the terms of the Merger Agreement.

109. In addition, the Proxy does not state whether the Board made a determination                                                                                                                                                                                                                                                                                                                                                To the extent the Board claims it made a negative determination, the Proxy indicates it did so based on imposing new, unwritten requirements that are not found in the Merger Agreement. Again, the Board changed the rules.

The Merger Agreement Did Not Require a Company Takeover Proposal

to Be Definitive or Not Subject to Diligence

110. The Proxy states that the Board rejected                                                                                                          because the “price was not definitive or legally binding and was subject to the completion of additional diligence.”

111. Section 1.1 of the Merger Agreement defines a “Company Takeover Proposal” as “any bona fide written offer, proposal or indication of interest that is not withdrawn ” (Emphasis added). It does not require that the price be “definitive or legally binding.” The same section defines “Company Superior Proposal” to include a “bona fide written Company Takeover Proposal ” The Merger Agreement does not require that a Company Takeover Proposal must not be subject to due diligence.

The Merger Agreement and Amended Merger Agreement

Are Conditioned on CFIUS Approval

112. The Proxy states that the Board rejected                                                                                had not “taken a definitive position with respect to a CFIUS filing.” The Merger Agreement requires BCP and Presidio to seek CFIUS approval. Proxy at 8, 55; Merger Agreement §§ 6.6(f),(g). CFIUS approval is also a condition precedent for completing the Merger. Proxy at 76; Merger Agreement § 7.1(d); see also Merger Agreement § 4.3. Thus, the Board had no issue with CFIUS approval being a condition of the Merger.

113. CFIUS approval is a process created by the Exon-Florio Amendment to the Defense Production Act of 1950, which authorizes the President (through CFIUS) to review “any merger, acquisition, or takeover . . . by or with any foreign person which could result in foreign control of any person engaged in interstate commerce in the United States.” In the first, 45-day preliminary stage, which begins on the next business day after the parties to a transaction jointly file a notice, CFIUS reviews the transaction to determine whether it is a transaction subject to its jurisdiction and whether the transaction presents a national security risk that other provisions of law do not provide adequate authority to address. Sometimes, a second 45-day investigatory period begins, which can be terminated early. If CFIUS determines no further action is necessary after concluding its review, it provides a notice to the filing parties. Otherwise, a 15-day period begins, during which conditions may be placed on the transaction before it can proceed.

114. The Proxy asserts that the Board declined                                                                                                subject to a condition of CFIUS approval, but again, this is a new standard not applied to BCP. Specifically, Section 7.1(d) of the Merger Agreement provides, as a condition precedent to both parties’ obligation to complete the Closing, “The CFIUS Approval shall have been obtained.”

115. Section 1.1 of the Merger Agreement defines CFIUS Approval:

“CFIUS Approval” shall mean, following the filing of a joint voluntary notice of the transactions contemplated by this Agreement (the “CFIUS Notice”) with CFIUS, (a) the receipt by Parent and the Company of written notification (including by email) from CFIUS that (i) CFIUS has determined that none of the transactions contemplated by this Agreement is a “covered transaction” under the DPA [defined under Section 1.1 of the Merger Agreement as Section 721 of the Defense Production Act of 1950 as amended, and 31 C.F.R. Part 800]; or (ii) CFIUS has completed a review of or investigation of the CFIUS Notice and has concluded all action under the DPA; or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

116.

(Emphasis added).

117. The Proxy contains no explanation of why a CFIUS condition was acceptable for the Merger Agreement,                                                                                      There is no indication that the Board knew of facts that would make CFIUS approval a higher hurdle than for BCP (based in London).

118. Yet, at its September 23 and September 25, 2019 meetings, the Board considered                                           “contemplated a CFIUS filing and related closing condition” and did not indicate a “willingness to eliminate CFIUS as a closing condition” in its September 23 offer as a strike                             . Proxy at 31-32. Plainly, the Board used a double standard in evaluating                                  .

119. The reason the Board even cared about a CFIUS condition is simple. Entering into a new agreement would start a new, later 45-day period for preliminary CFIUS review, and Apollo would not accept any risk that its exit from Presidio would be delayed past the fourth quarter of 2019—not even to increase the consideration received by Presidio stockholders.

Cagnazzi’s “Hunch” Was Conflict-Ridden

120. The Proxy discloses that the Board rejected                                                    after being advised by management                                   “that              had conducted extensive due diligence of Presidio, which particularly when combined with                  existing knowledge of the industry, should enable it to make a definitive binding offer.”                                                                                                                                                                                                                                                                                                                                                                                                                                                                                And, as discussed herein, Cagnazzi had financial incentives to favor the Merger Agreement with BCP.

The Board Changed the Go-Shop Rules Mid-Auction

121. The Proxy discloses that the Board rejected                                                                          “could still make a Company Takeover Proposal up to the time of the shareholder vote, and [] the $22 million increase in the termination fee represented approximately $0.26 per basic share outstanding, which should not preclude or discourage a proposal of at least $17 per share.” This reasoning wholly ignores that in agreeing to increase the Company Termination Fee and end the second phase of the Go-Shop eight days early,

The Proposed Merger Is Not Value Maximizing

122. The Proposed Merger is less than value maximizing when viewed under a number of metrics.

The Board Prematurely Cut-Off the Auction

123. After deciding on July 22, 2019 that Presidio would negotiate exclusively with BCP, the Board decided that a go-shop was of particular importance. The Board subsequently negotiated for a “robust” go-shop supposedly as a tool to maximize stockholder value.

124.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                This would have been value maximizing.

125. But the Go-Shop’s effectiveness ceased when Presidio and BCP changed the Go-Shop rules by (1) raising the Excluded Party Company Termination Fee by $22 million (or approximately $0.26 per share); (2) cutting-off                                                                                                   eight days early; and (3)

[11]

See, e.g., Guhan Subramanian & Annie Zhao, Go-Shops Revisited, Harv. L. Rev. (forthcoming 2019) at 3, https://ssrn.com/abstract=3328202 (finding a competing bid emerged in just one of forty go-shops from 2015-2018).

126. As a result, the Proposed Merger was not value maximizing. To the contrary, Defendants changed the Go-Shop rules to ensure the Proposed Merger would not be.

The Board Approved the Proposed Merger

When Presidio Stock Traded at a Discount

127. The Board initiated a sale process and approved the Proposed Merger when Presidio’s stock was trading at a discount. Senior management stated on numerous occasions in the year preceding the Proposed Merger’s announcement that Presidio stock was trading at a discount at prices higher than the prices at which the stock was trading when the Board approved the Merger Agreement on August 14, 2019.

128. For example, on Presidio’s fourth quarter 2018 earnings call on September 6, 2018, Presidio’s Chief Financial Officer stated that the Company’s agreement to repurchase 10.75 million Apollo Shares in the Share Repurchase “allows us to capture some of the current discount in our stock price.” In the two and a half weeks leading up to the fourth quarter 2018 earnings call, Presidio’s stock closed above $15.00, including above $16.00 on August 23-24, 2018. The Company’s September 6, 2018 press release announcing the Share Repurchase described the transaction as an “opportunistic repurchase.”

129. Moreover, on May 14, 2019, less than a week after Presidio announced quarterly results that beat analysts’ estimates for the fourth consecutive quarter and management increased the Company’s full year guidance, Cagnazzi “wholeheartedly agree[d]” that “given the fact that Presidio’s now putting up growth, pretty decent margins,” Presidio’s trading multiples did not “really make much sense” relative to its peers. Presidio’s discounted stock price was therefore an anomaly in its industry.

130. Between Cagnazzi’s comment on May 14, 2019 and the Board’s approval of the Proposed Merger on August 13, 2019, Presidio’s stock price closed at $13.19—lower than prices management said were discounted. Again, this was an anomaly in the industry. After Presidio’s stock price closed at $13.71 on August 2, 2019, BLOOMBERG noted that Presidio’s stock had dropped 7.5% in the past 52 weeks compared to a 1.1% increase in the stock of its peers and a 9.2% increase in the Russell 3000 Computer Services Software index.12

The Board Agreed to Sell Presidio

Just Before Announcing Record-Breaking Earnings

131. Just two weeks after the Board approved the Proposed Merger, Presidio announced on August 29, 2019 (i) “Record Quarterly Revenue” for the fiscal fourth quarter of 2019, (ii) financial results for the year-end fiscal year 2019 that beat management’s estimates, and (iii) positive quarterly results for the fifth

[12]	Bloomberg Automation, Presidio Shares Down Most in Nine Months, BLOOMBERG (Aug. 5, 2019, 11:48 a.m.).

consecutive quarter. For the fiscal fourth quarter of 2019, Presidio reported “Record Quarterly Revenue” of $803.2 million. For year-end fiscal 2019, Presidio reported $3,026.1 million in total revenue (9.4% growth), exceeding even the top end of management’s guidance of $2,940 million to $2,980 million (6% to 8% growth) by 1.5%. Moreover, during the Company’s fiscal year 2019, management increased its forecast for Presidio’s total revenue on two occasions. On Presidio’s first quarter earnings call, management forecast $2,850 million to $2,900 million in total revenue (3% to 5%) growth, which Presidio beat at the top end by 4.3%.

132. The Board was informed of Presidio’s fourth quarter 2019 and full year results when it approved the Merger Agreement. According to the Proxy, management provided the Board with preliminary results of the Company’s fourth quarter and fiscal year that matched Presidio’s actual results. Management also provided LionTree with these results, which LionTree used in its Discounted Cash Flow analysis that yielded an implied per share equity value reference range up to $21.30. Thus, the Board agreed to sell the Company for a discounted price while the Board knew Presidio was “firing on all cylinders.”

133. Further, the Proposed Merger appears to have put a ceiling on the trading price of Presidio’s stock, which did not increase when Presidio announced its record breaking 2019 results. Thus, Presidio’s trading price was flat during the Go-Shop.

The Board Approved the Proposed Merger Before Apollo Exited

Its Presidio Stake and Shed the Overhang on Presidio’s Stock Price

134. Presidio, analysts                              recognized that Apollo’s voting power and sale of Presidio shares created an overhang and downward price pressure on Presidio’s stock price. The Board’s decision to sell the Company before it got out from under Apollo’s overhang was less than value maximizing. Although Apollo’s exit may have decreased Presidio’s stock price in the short-term, Presidio’s stock price would likely rise in the medium to longer-term as Presidio had just achieved record revenue results was “firing on all cylinders.”

The Proxy is Materially Deficient and Misleading

135. On October 7, 2019, the Company filed the Proxy with the SEC. The Proxy failed to disclose or adequately describe a number of material facts relating to the Proposed Merger including: (i)                                                                                                       (ii)                                                                                                                         (iii)                                                            (iv)                                                                                                                                                                                                                              (v)                                                                                                                                                                                                                                                                                 and (vi)

Misleading and Incomplete Partial Disclosure

Concerning the Increase in the Company Termination Fee

136. As agreed to in the definition of Company Termination Fee in Section 1.1 of the Merger Agreement provided:

“Company Termination Fee” shall mean (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) prior to the No-Shop Period Start Date or, with respect to a Company Superior Proposal made by an Excluded Party, prior to the Cut-Off Time, an amount equal to $18,000,000 and (b) if payable in any other circumstance, an amount equal to $40,000,000.

137. The Amended Merger Agreement provides:

“Company Termination Fee” shall mean an amount equal to $40,000,000.

BCP and Presidio amended the Merger Agreement after the No-Shop Period Start Date but “prior to the Cut-Off Time.”                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        By agreeing to amend the Merger Agreement, BCP, Presidio, and the Presidio Board increased the termination fee                                   from $18 million to $40 million. The Proxy’s incomplete and misleading partial disclosure deliberately obscures that fact.

138. The Proxy states that:

Later on September 24, 2019, BC Partners submitted a proposal to amend the Original Agreement to increase the Merger consideration to $16.60 per share in cash, without interest and to increase the Company Termination Fee to $41,000,000, which fee would be payable by the Company if it entered into an acquisition agreement providing for a Company Superior Proposal with any person, whether or not an Excluded party (as compared to a Company Termination Fee of $18,000,000 payable to the Company in connection with certain terminations of the Merger Agreement before October 4, 2019).

139. The vague disclosure that the $18 million Company Termination Fee was payable “in connection with certain (emphasis added) terminations of the Merger Agreement before October 4, 2019” was misleading partial disclosure. Because the first phase of the Go-Shop had expired, upon the September 23, 2019 No-Shop Period Start Date, the only termination of the Merger Agreement to which the $18 million termination fee could possibly apply would be a transaction with an Excluded Party,

140. The final Proxy also deleted language in the Preliminary Proxy stating that the Merger Agreement provided that the Company Termination Fee for an Excluded Party would be $18 million until 11:59 p.m. on October 3, 2019.                                                   Thus, the Individual Defendants, aided and abetted by BCP, breached their fiduciary duties by deliberately obscuring what Presidio and BCP had done: changed the Go-Shop rules

Failure to Disclose Whether BCP Knew the

Terms and Timing of the              Offer

141. The Proxy fails to disclose                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               The disclosure that on September 24, 2019, Presidio disclosed to BCP                                                         Excluded Parties is misleading partial disclosure without the further disclosure of what additional information BCP was given concerning

Misleading Disclosure Regarding                    Debt Financing

142. The Proxy (at 32) represents that                                                                   “did not provide any additional assurances regarding its ability to secure committed debt financing.”

143. The Proxy’s statement that as of the September 25, 2019 Board meeting,                             “had still not secured committed debt financing” is misleading partial disclosure because of the Proxy’s failure to disclose

The Proxy Does Not Provide a Full and Fair Summary of Apollo’s

Discussions with BCP Concerning Presidio

144. As detailed above, Apollo was interested in monetizing its Presidio investment through a change-of-control transaction in late 2019. In order to expedite a sales process, in May 2019 Apollo engaged its financial advisor LionTree and reached out to socialize Presidio’s sale first with BCP, whose executives are familiar with Presidio because they are former Apollo executives who likely worked on Apollo’s Presidio Acquisition in 2015. The Proxy at page 26, however, provides the following limited disclosure of Apollo’s discussions with BCP:

In May 2019, LionTree facilitated introductory discussions related to the Company, in which a representative of Aegis and a representative of LionTree met separately with BC Partners At [this] meeting[], the representative of Aegis discussed views on the Company’s industry including recent consolidation activity that had taken place.13

145. The Proxy provides no other disclosure about Apollo’s discussions with BCP. The Proxy provides no indication that Apollo had any other direct contacts with BCP.

146. The Proxy’s disclosure of Apollo’s discussions with BCP is deficient and materially misleading. The Proxy’s disclosure that Apollo and BCP discussed the “industry” and “recent consolidation activity”                                                                                                                                                                                                                                                              In addition, the notion is unrealistic that Apollo and BCP did not discuss, either at the “May 2019” meeting or thereafter, (1) the price that Apollo would be willing to sell its Presidio shares to BCP and/or (2) that Apollo would execute a Voting Agreement.

[13]	Aegis is a vehicle of Apollo. See ¶ 25, supra.

147. Having traveled the road of partial disclosure concerning Apollo’s discussions with BCP, Defendants were required to provide a full and fair summary but did not.

The Proxy Does Not Provide Full and Fair Disclosure of

LionTree’s Conflicts and the Timing of the Board’s Knowledge Thereof

148. The Proxy fails to provide full disclosure of LionTree’s conflicts with respect to Apollo.

149. First, the Proxy fails to disclose that in May 2019, LionTree was simultaneously advising Apollo on its $2.7 billion acquisition of Shutterfly and $2 billion acquisition of Cox Media Group and expected to receive fees on those deals. Disclosure of this information would have shed light on LionTree’s relationship with Apollo; specifically, that LionTree put Presidio “in play” at Apollo’s behest. Disclosure that LionTree was simultaneously working for Apollo on other transactions beyond the Proposed Merger would allow a reasonable stockholder to infer that, due to the nature of its relationship with Apollo, LionTree also knew that Apollo wanted to exit its Presidio stake in late 2019. A reasonable stockholder likewise would consider it important to know that when LionTree rendered its “fairness” opinion to the Board on August 13, 2019, Apollo was expecting to receive lucrative fees from Apollo on the Shutterfly and Cox Media Group deals. Disclosure of this information would have allowed a reasonable stockholder to assess how much weight to give LionTree’s “fairness” opinion in light of LionTree’s relationship with Apollo and Apollo’s adverse interests.

150. Second, the Proxy fails to disclose the fees LionTree received from Apollo on the Shutterfly deal. The Proxy limits its disclosure of LionTree’s fees to the two (2) years preceding August 13, 2019, which is the date LionTree rendered its “fairness” opinion to the Board. However, Apollo’s acquisition of Shutterfly closed on September 25, 2019—the date Presidio rejected                            proposal. When LionTree was advising the Board on                            offer between September 23 and 25, 2019, LionTree was expecting to imminently receive additional lucrative fees from Apollo.

151. Third, the Proxy provides partial misleading disclosure                                                                                                                                               The Proxy discloses that on August 5, 2019 the Board met telephonically and “discussed certain disclosures provided to the Presidio Board by LionTree and approved finalizing engagement terms with LionTree on the basis of the disclosures that had been provided.” Proxy at 29. The Proxy does not disclose                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                  Having traveled down the road of partial

disclosure concerning the history of the Board’s discussion                                                                   the Proxy was required to provide and full and fair disclosure. A reasonable stockholder voting on the Proposed Merger would consider it important to know when determining how to vote on the Proposed Merger that

Failure to Disclose Apollo’s Interest in a Near-Term Liquidation of

Its Presidio Investment and Its Impending Loss of Board Control

152. The Proxy discloses on page 33 that Apollo’s support of the Proposed Merger was an important positive factor in the Board’s decision to approve the Proposed Merger and recommend that stockholders do the same. But the Proxy fails to disclose Apollo’s interest in monetizing its Presidio investment in the fourth quarter of 2019, without regard necessarily to the Proposed Merger price. The Proxy also fails to disclose Apollo’s impending loss of the power to elect a majority of the Board.

153. The facts and circumstances indicate that Apollo had long been planning to monetize its Presidio investment in the fourth quarter of 2019. First, Apollo had been invested in Presidio through Fund VIII for over 4.5 years since 2015, which was two (2) years beyond Fund VIII’s 2.5 year average investment horizon. Second, Apollo repeatedly disclosed to its stockholders that Fund VIII’s exits would be concentrated in the fourth quarter of 2019. Third, Apollo would not have engaged its financial advisor LionTree to coordinate meetings with BCP and              in May 2019 to discuss a potential transaction involving Presidio if Apollo was not interesting in selling its 42% stake in the Company.

154. The Proxy also fails to disclose any facts concerning the Board’s composition or the Stockholders Agreement, which obscures that Apollo currently controls the Board and will lose control of the Board—and with that, a sale process—after Presidio’s 2019 annual stockholders meeting, were it to occur.

155. The Proxy therefore fails to provide sufficient information to inform Presidio stockholders that the Board’s decision to approve the Merger Agreement was influenced by Apollo’s interest in orchestrating a change-of-control transaction in line with its intended exit and while it still controlled the Board. A reasonable stockholder would consider this information important when determining how to vote on the Proposed Merger, and assessing how much weight to give Apollo’s support of the Proposed Merger.

CLASS ACTION ALLEGATIONS

156. Plaintiff brings these claims pursuant to Rule 23 of the Rules of the Court of Chancery individually and on behalf of all other holders of Presidio common stock (except Defendants named herein and any person, firm, trust, corporation, or other entity related or affiliated with them and their successors in interest) who are or will be threatened with injury arising from Defendants’ wrongful actions as more fully described herein (the “Class”).

157. This action is properly maintainable as a class action.

158. The Class is so numerous that joinder of all members is impracticable. While the exact number of class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes there are thousands of members in the Class. According to the Merger Agreement, as of August 10, 2019, there were 83,106,099 shares of Company common stock issued and outstanding.

159. Questions of law and fact are common to the Class and predominate over questions affecting any individual member of the Class. The common questions include, inter alia, the following:

a. Have the Individual Defendants breached their fiduciary duties of undivided loyalty and good faith with respect to Plaintiff and the others members of the Class in connection with the Proposed Merger;

b. Have the Individual Defendants breached their fiduciary duties to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Merger;

c. Have the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives, including offers from interested parties for the Company;

d. Whether Plaintiff or any other members of the Class would be irreparably harmed if the Proposed Merger complained of herein is consummated;

e. Has BCP aided and abetted the Individual Defendants’ breaches of fiduciary duty; and

f. Whether Plaintiff and the other members of the Class are entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

160. Plaintiff’s claims are typical of the claims of the other members of the Class. Plaintiff and the other members of the Class have sustained damages as a result of Defendants’ wrongful conduct as alleged herein.

161. Plaintiff will fairly and adequately protect the interests of the Class and have no interests contrary to it or in conflict with those of the Class that Plaintiff seeks to represent. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature.

162. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude maintenance as a class action.

COUNT I

Breach of Fiduciary Duty Against the Individual Defendants

163. Plaintiff repeats and realleges each and every allegation as if set forth in full herein.

164. After embarking on a process to sell the Company, the Individual Defendants assumed a duty to maximize the Company’s value in a sale for the benefit of Presidio’s stockholders.

165. The Individual Defendants have knowingly and recklessly and in bad faith violated their fiduciary duties of care and loyalty owed to Presidio’s public stockholders and have acted to put their personal interests ahead of the interests of Presidio’s stockholders.

166. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and acting as part of a common plan, knowingly and recklessly and in bad faith are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Presidio common stock.

167. The Individual Defendants have knowingly and recklessly and in bad faith violated their fiduciary duties by entering into the Proposed Merger without regard to the fairness of the transaction to Presidio’s stockholders.

168. As demonstrated by the allegations above, the Individual Defendants knowingly or recklessly failed to exercise the care required, and breached their duties of care and loyalty owed to Presidio’s stockholders because they failed to, inter alia: (1) ensure a fair process; (2) fully inform themselves of the market value of Presidio before entering into the Proposed Merger; (3) act in the best interests of Presidio’s public common stockholders; (4) honor the terms of the Merger Agreement intended to solicit alternative bidders, including by means of a two-phase Go-Shop; (5) maximize stockholder value; (6) disclose full material information concerning the Proposed Merger to Presidio stockholders in soliciting their votes to approve the Proposed Merger; and (7) act in accordance with their fundamental duties of good faith, due care, and loyalty.

169. Because the Individual Defendants dominate and control Presidio’s business and corporate affairs, and are in possession of private corporate information concerning Presidio’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and Presidio’s public stockholders that makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate personal benefits to the exclusion of maximizing stockholder value.

170. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have knowingly and recklessly and in bad faith failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

171. As a result of the actions of Defendants, Plaintiff and the Class have been and will be irreparably harmed. Unless the Proposed Merger is enjoined by the Court, Defendants will continue to breach their fiduciary duties owed to Plaintiff and the other members of the Class, will not permit the terms of the Go-Shop under the original Merger Agreement to be satisfied, and will not supply sufficient information to Presidio’s stockholders to enable to them to make informed decisions regarding the Proposed Merger, and may consummate the Proposed Merger, all to the irreparable harm of the members of the Class.

172. Plaintiff and the other member of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

COUNT II

Breach of Fiduciary Duty Against Cagnazzi

173. Plaintiff repeats and realleges each and every allegation as if set forth in full herein.

174. Defendant Cagnazzi, as an officer of Presidio, at all relevant times, owed Presidio the highest duty of loyalty.

175. Defendant Cagnazzi breached his fiduciary duty of loyalty by preferring his own interests to those of Presidio by (1) negotiating for himself a position of lucrative executive employment with BCP and/or the entity surviving the Proposed Merger, together with the Rollover and Cash Subscription Agreements, in connection with the Proposed Merger, while (2)

176. As a result of Cagnazzi’s breach of the duty of loyalty, Plaintiff and the Class have been and will be irreparably harmed. Unless the Proposed Merger is enjoined by the Court, Cagnazzi will continue to breach his fiduciary duties owed to Plaintiff and the other members of the Class by preferring his own interests to those of Presidio and its public stockholders.

177. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Cagnazzi’s actions threaten to inflict.

COUNT III

Aiding and Abetting the Individual Defendants’

Breaches of Fiduciary Duty against the BCP Defendants

178. Plaintiff repeats and realleges each and every allegation as if set forth in full herein.

179. The BCP Defendants are sued herein as aiders and abettors of the breaches of fiduciary duty by the Individual Defendants.

180. The Individual Defendants breached their fiduciary duties of care and loyalty owed to Presidio stockholders.

181. Such breaches of fiduciary duty could not and would not have occurred but for the conduct of the BCP Defendants.

182. The BCP Defendants had knowledge that they were aiding and abetting the Individual Defendants’ breaches of their fiduciary duty owed to Presidio stockholders, and thus knowingly participated in such breaches.

183. The BCP Defendants induced and provided substantial assistance to the Individual Defendants in their breaches of fiduciary duty owed to Presidio stockholders.

184. As a result of the BCP Defendants aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class were damaged in that they were prevented from obtaining a fair price for their shares.

185. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief, in Plaintiff’s favor and in favor of the Class, against Defendants as follows:

a.	Declaring that this action is properly maintainable as a class action;

b.	Declaring that the Amendment to the Merger Agreement was entered into in breach of fiduciary duty by the Individual Defendants and is, therefore, unenforceable;

c.	Declaring that the Individual Defendants breached their fiduciary duties owed to the Class, including because of their decision to prematurely end an active auction for the Company;

d.	Declaring that the BCP Defendants aided and abetted the Individual Defendants’ breaches of fiduciary duty;

e.

Enjoining the Defendants, their agents, counsel, employees, and all persons acting in concert with them from consummating the Proposed Merger, unless and until the Company permits the terms of the Go-Shop under the original Merger Agreement to be satisfied;

f.	Requiring Defendants to disclose all material information concerning the Proposed Merger;

g.	Certifying the proposed Class;

h.	Awarding damages to Plaintiff and the Class;

i.	Awarding Plaintiff the costs and disbursements of this action, including attorneys’, accountants’, consultants’ and experts’ fees; and

j.	Granting such other and further relief as is just, proper and equitable.

PRICKETT, JONES & ELLIOTT, P.A.

OF COUNSEL:	By:	/s/ Samuel L. Closic
Michael Hanrahan (DE Bar No. 941)
KESSLER TOPAZ		Samuel L. Closic (DE Bar. No. 5468)
MELTZER & CHECK, LLP		Stephen D. Dargitz (DE Bar No. 3619)
Lee D. Rudy		1310 N. King Street
J. Daniel Albert		Wilmington, Delaware 19801
Stacey A. Greenspan		(302) 888-6500
280 King of Prussia Road
Radnor, Pennsylvania 19087	Attorneys for Plaintiff
(610) 667-7706

Dated: October 21, 2019

CERTIFICATE OF SERVICE

I, Samuel L. Closic, certify that on this 24th day of October 2019, I caused a copy of the foregoing to be served by eFiling via File & ServeXpress upon counsel for the parties as follows:

A. Thompson Bayliss	Kevin R. Shannon
E. Wade Houston	Berton W. Ashman, Jr.
ABRAMS & BAYLISS LLP	Daniel M. Rusk, IV
20 Montchanin Road, Suite 200	POTTER ANDERSON & CORROON LLP
Wilmington, Delaware 19807	1313 North Market Street
Hercules Plaza, 6th Floor
Wilmington, Delaware 19801

PRICKETT, JONES & ELLIOTT, P.A.

/s/ Samuel L. Closic
Samuel L. Closic (Del. No. 5468)